Exhibit 99.3
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Announces Redemption of 6.50% Series C
Cumulative Redeemable Preferred Shares

Bethesda, MD, July 23, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today provided notice to the record holders (the “Notice of Redemption”) of the Company’s 6.50% Series C Cumulative Redeemable Preferred Shares (the “Series C Preferred Shares”) of the redemption, subject to completion of the Company’s public underwritten offering of 5.700% Series H Cumulative Redeemable Preferred Shares (the “Series H Offering”), of all 5,000,000 of the issued and outstanding Series C Preferred Shares. The cash redemption amount (the “Redemption Amount”) for each Series C Preferred Share is $25.00, plus accrued and unpaid dividends to, but not including, the redemption date of August 22, 2021 (the “Redemption Date”).

Subject to completion of the Series H Offering, dividends on the Series C Preferred Shares will cease to accrue on the Redemption Date. Payment of the Redemption Amount will be made only upon delivery and surrender of the Series C Preferred Shares to Equiniti Trust Company, the Company’s redemption and paying agent, during its normal business hours at the address specified in the Notice of Redemption.

The Notice of Redemption and related materials will be mailed today to holders of record of the Series C Preferred Shares. Questions relating to the Notice of Redemption and related materials should be directed to Equiniti Trust Company at 651-450-4064.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and a leading owner of urban and resort lifestyle hotels in the United States. The Company owns 52 hotels, totaling approximately 12,800 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities.

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. These forward-looking statements relate to the redemption of the Series C Preferred Shares.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330